                                                                       EXHIBIT 4


                                  PURCHASE AGREEMENT

    This PURCHASE AGREEMENT (this "Agreement") is dated as of July 3, 1997, by and among Foster Insurance Managers, Inc. ("FIM"), a corporation organized and existing under Texas law, Foster Insurance Services, Inc. ("FIS"), a corporation organized and existing under Texas law, BMD&B, Inc., formerly known as Bowen, Miclette, Descant & Britt, Inc. ("Buyer"), a corporation organized and existing under Texas law, Larry M. Karren ("Karren") and Edward G. Britt, Jr. ("Britt"), both individuals who reside in Harris County, Texas.

                                       RECITALS

    A. FIM, FIS and Britt are parties to that certain Buy Sell Agreement ("Buy Sell Agreement") dated September 1, 1992, which, among other things, grants Britt the option ("Option") to purchase all of FIM's beneficial interest in FIS (the "FIM/FIS Proprietary Interest").

    B. With the consent of FIM which is hereby acknowledged, all of the Buyer's shareholders including Britt transferred all of their shares of capital stock in Buyer to Bowen, Miclette & Descant, Inc., now known as Bowen, Miclette, Descant & Britt, Inc. ("BMD"), and Britt transferred all of his proprietary interest in FIS, including all of the issued and outstanding capital stock of FIS (collectively, the "Britt/FIS Proprietary Interest") and his Option to purchase the FIM/FIS Proprietary Interest to BMD which, in turn, transferred and contributed the Britt/FIS Proprietary Interest and the Option to Buyer.

    C. The parties hereto are in agreement that Buyer is the appropriate party to purchase the FIS/FIM Proprietary Interest and that, following such purchase, Buyer will own one hundred percent (100%) of the FIS/FIM Proprietary Interest. The parties have reached an understanding with respect to the sale by FIM and the purchase by Buyer of the FIM/FIS Proprietary Interest and they execute this document for the purpose of evidencing their agreements.

    NOW, THEREFORE, in consideration of the recitals, covenants, representations and warranties of the parties contained herein and other good and valid consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed as follows:

                                      ARTICLE 1

            PURCHASE AND SALE; CLOSING; PURCHASE PRICE AND OTHER PAYMENTS

    1.1 PURCHASE AND SALE. At the Closing, as defined in Section 1.2 hereof, Buyer shall purchase and FIM shall sell the FIM/FIS Proprietary Interest for the Purchase Price to be paid in the manner provided in sub-section 1.3 hereof. FIM shall deliver a duly executed Bill of Sale and Assignment substantially in the form of Exhibit A attached hereto to Buyer at the Closing transferring FIM's beneficial ownership interest in FIS to Buyer against the delivery to FIM by Buyer of the Purchase Price.

    1.2 TIME, PLACE AND EFFECTIVE DATE. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at 1111 N. Loop West, Suite 400, Houston, Texas 77008 at 10:00 a.m. local time on July 3, 1997; or at such other time and place as the parties may agree to in writing (the "Closing Date"); the effective date ("Effective Date") of the transaction shall be deemed for all purposes to be June 30, 1997; provided that the Closing occurs by July 15, 1997; otherwise, the Effective Date shall be the Closing Date..

    1.3 PURCHASE PRICE. At Closing, Buyer shall deliver or cause to be delivered to FIM or its designee the amount of One Million Five Hundred Twenty Five Thousand Eight Hundred Forty Five Dollars ($1,525,845.00) (the "Purchase Price") by wire transfer of immediately available funds (in accordance with written instructions which FIM agrees to give to Buyer) as the consideration for the sale and transfer to Buyer of the FIM/FIS Proprietary Interest.

    1.4 BUY SELL AGREEMENT - AGENCY AND MANAGEMENT SERVICES AGREEMENT - INTERCOMPANY RECEIVABLES.

    (a)  The Buy Sell Agreement and the Agency and Management Services
Agreement between FIM and FIS dated September 1, 1992, as amended by an Amendment dated September 30, 1994 (collectively, the "Management Services Agreement"), shall automatically terminate and be of no further effect as of the Effective Date and neither party thereto shall have any further obligations with respect thereto except that FIS shall be obligated to pay FIM all fees due under the Management Services Agreement calculated through the Effective Date, as further provided in Section 1.4(b), less the amount of receivables, if any, due FIS from FIM and/or Security Capital Corporation, a Delaware corporation ("SCC"), as of the Effective Date.

    (b) At the Closing, Buyer shall transfer or cause to be transferred to FIM or its designee by wire transfer the sum that represents Buyer's good faith estimate of all amounts, if any, to be owed through the Effective Date to FIM or SCC (collectively, the "FIM Group") by FIS, Buyer or any of their respective affiliates other than FIM and SCC (collectively, the "Buyer Group"), including the following: (i) all amounts due FIM pursuant to the Management Services Agreement; (ii) all amounts due to FIM pursuant to the letter agreement, dated June 28, 1994, from Buyer to Capital Partners, Inc. with respect to the institution of a management fee for the collection of life and group commissions; (iii) the depreciated book value of the Office Property (as defined in the Management Services Agreement); and (iv) any advances or other amounts due to FIM or SCC by any of the Buyer Group, LESS any amounts due from FIM to any of the Buyer Group. Buyer shall furnish to FIM prior to the Closing a detailed calculation of the foregoing (with appropriate supporting documentation, which shall include, among other things, the balance sheet of each of FIS, Buyer and Bowen, Miclette, Descant & Britt Company, a Texas general partnership (the "Partnership"), as of May 31, 1997 and the income statement of each of FIS and the Partnership for the period from September 1, 1996 through the Effective Date included in Schedule 2.2(g) hereto). Within thirty (30) days following the execution and delivery of this Agreement, Buyer shall submit to FIM its final detailed calculation of the net amount (the "Net Amount"), if any, which is due from the Buyer Group to the FIM Group or from the FIM Group to the Buyer Group, as the case may be, taking into

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account the items set forth above in this Section 1.4(b) (with appropriate supporting documentation, which shall include, among other things, a balance sheet of each of FIS, Buyer and the Partnership as of the Effective Date and an income statement of each of FIS, Buyer and the Partnership for the period from September 1, 1996 through the Effective Date. FIM shall have ten (10) days to review such final calculation of the Net Amount and to deliver to Buyer any objections thereto. If FIM does not deliver any such objections with such ten
(10) day period, the final calculation of the Net Amount shall be conclusive and binding among the parties. In the event Buyer and FIM cannot, within ten (10 ) days following FIM's submission to Buyer of FIM's objections, resolve such issues, the parties shall submit the items remaining in dispute to a mutually-agreed upon arbitrator, together with a written statement from each describing each disputed item. Such arbitrator shall attempt to resolve the disputed item within thirty (30) days after such submissions. Any such resolution shall be in writing and shall be conclusive and binding among the parties. Within five (5) days after the final calculation of the Net Amount being deemed conclusive and binding among the parties, if FIM has no objections, or the delivery to Buyer and FIM of the arbitrator's resolution, Buyer or FIM, as the case may be, shall pay to the other by wire transfer the Net Amount which is determined to be owed pursuant this Section 1.4(b). The parties agree that any suit, action or proceeding to enforce the arbitrator's decision may be instituted by Buyer in the state or federal courts in the County of Harris, the State of Texas or, as the case may be, by FIM or SCC in the state or federal courts in the County of Manhattan, the State of New York, and each of the parties hereby consent to the jurisdiction of such courts and waives any objection that such party may now or hereafter have to the venue of such suit, action or proceeding.

    (c) Notwithstanding anything to the contrary contained herein, FIM shall be entitled to receive, and FIS shall pay to FIM in cash, within five (5) days after receipt thereof, twenty-five percent (25%) of the value (whether in cash or by credit, offset, deduction or similar reduction) received by FIS on any accounts receivable of FIS and/or the Partnership that have been written off as uncollectible prior to and as of the Effective Date, including, without limitation, the overdue in the amount of approximately $200,000 from Infrastructure Services, Inc..

    1.5 MODIFICATION AGREEMENT. At or prior to Closing, two duplicate originals of a Modification Agreement substantially in the form of Exhibit B attached hereto shall be executed by each of the parties thereto and at Closing one such duplicate original shall be delivered to FIM and the other shall be delivered to Buyer.

                                      ARTICLE 2

                      COVENANTS, REPRESENTATIONS AND WARRANTIES

    2.1 BY FIM. FIM represents and warrants to and covenants with FIS, Buyer and Britt now and as of the date of Closing as follows:

    (a) ORGANIZATION, STANDING AND QUALIFICATION. FIM is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

    (b) AUTHORIZATION, EXECUTION AND DELIVERY OF THIS AGREEMENT. FIM has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action of FIM, and this Agreement has been duly and validly executed and delivered by FIM. This Agreement, when executed and delivered by all parties hereto, shall constitute a legal, valid and binding obligation of FIM, enforceable against it in accordance with its terms. The execution and delivery by FIM of this Agreement and the consummation by FIM of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of FIM, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument to which FIM is a party or by which FIM is bound (excluding the Agreements (as hereinafter defined)), (iii) any Texas or federal law or regulation applicable to FIM or any of its assets or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on FIM or any of its assets.

    (c) LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding, governmental investigation, or any other claim of damages, or incidents on which any of the above matters could be based, pending or, to the knowledge of FIM, threatened against or affecting FIM that questions or would delay or prevent the completion of the transactions contemplated herein.

    (d) CONSENTS. No consent from, other approval of, or filing with any governmental entity or any other person is necessary to be obtained by FIM in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than those described in SCHEDULE 2.1 (D) (which have already been obtained or completed).

    (e)  AGREEMENTS.  To FIM's knowledge, the Buy Sell Agreement, the
Management Services Agreement and the Modified Agreements (as defined in the Modification Agreement attached hereto as Exhibit B) (collectively, the "Agreements") constitute all of the agreements, leases, evidence of indebtedness, understandings or other contracts (of any nature, written or oral) between FIM and/or SCC and any of Britt, FIS, Buyer, Karren, BMD, Samuel F. Bowen, David G. Miclette, Dennis M. Descant, William Bowen, Jr., the Partnership and the spouses of any of the forenamed individuals.

    (f) MISCELLANEOUS. As of the date of this Agreement FIM owns and as of the date of Closing will own the FIM/FIS Proprietary Interest, free and clear of any liens and encumbrances of any nature. To the best of FIM's knowledge, Buyer will immediately following the purchase by Buyer at the Closing of the FIM/FIS Proprietary Interest and the completion of the deliveries required pursuant to this Agreement, beneficially own FIS in the entirety, and neither FIM nor SCC nor any party claiming by or through FIM or SCC shall have any stock or other beneficial ownership interest in FIS. Notwithstanding the foregoing, FIM makes no representation or warranty whatsoever with respect to any right Karren, Mike Acree or Jim Drew may have with respect to any ownership interest in FIS nor with respect to any right of ownership in FIS of any third party pursuant to any agreement to which FIM is not a party. To the best of FIM's knowledge, the Purchase Price for the FIM/FIS Proprietary Interest represents the fair market value of such interest. Neither FIM nor SCC, nor any person controlled by them, have heretofore and will not hereafter assert, claim or report any compensation or deduction with respect to the acquisition by Buyer and/or Britt of any direct or indirect ownership interest in FIS. Any knowledge which Karren and/or Deloitte & Touche LLP may have with respect to the matters set forth in this subsection shall not be attributed to nor deemed to be the knowledge of FIM.

    (g) LIABILITIES. To the knowledge of FIM, there are no liabilities or obligations (including indebtedness of any nature or any guarantee thereof) (whether absolute, accrued, contingent, fixed or otherwise) of FIS or Partnership, relating to or affecting either of them or any of their respective assets or properties or their respective businesses except: (i) as reflected on the unaudited financial statements which are included in Schedule 2.2(g) attached hereto, and (ii) those which were incurred in the ordinary course of business consistent with past practice during the period commencing June 1, 1997 and ending on the date hereof (the "Liabilities"). To the knowledge of FIM, FIS and Partnership have not incurred any liability or obligation (including indebtedness of any nature or guarantee thereof) (whether absolute, accrued, contingent, fixed or otherwise) on behalf or in the name of or in any way related to or affecting FIS or Partnership or any of their respective assets or properties or its businesses. Any knowledge which Karren and/or Deloitte & Touche LLP may have with respect to the matters set forth in this subsection shall not be attributed to nor deemed to be the knowledge of FIM.

    (h) TAXES. To the knowledge of FIM, all tax returns (as hereinafter defined) required to have been filed by or with respect to FIM, SCC and FIS have been duly filed, and each such Tax Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. To the knowledge of FIM, all Taxes (as hereinafter defined) due and payable by FIM and FIS , whether or not shown on any Tax Return, have been paid. To the knowledge of FIM, the provisions for Taxes due by FIS in its Unaudited Financials are sufficient for all of its unpaid Taxes, being only current Taxes not yet due and payable. To the knowledge of FIM , none of FIM, or FIS is a party to any agreement extending the time within which to file any Tax Return. During the preceding five years, no claim has been made and, to the best knowledge of FIM , no claim has ever been made by a jurisdiction in which each of FIM, SCC or FIS does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. To the knowledge of FIM, each of FIM, SCC and FIS has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or due and payable to any employee, creditor, independent contractor, partner or other third party. To the knowledge of FIM, there is no dispute or claim concerning any Tax liability of FIM, SCC or FIS either (i) claimed or raised by any taxing authority or (ii) otherwise known to FIM. To the knowledge of FIM, none of FIM, SCC or FIS has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Any knowledge which Karren and/or Deloitte & Touche may have with respect to the

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matters set forth in this subsection shall not be attributed to nor deemed to be the knowledge of FIM.

    For purposes hereof, "Tax" means all federal, state or local net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto. For purposes hereof, "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed with any governmental or regulatory authority for purposes of a particular Tax.

    2.2 BY BUYER. FIS and Buyer, jointly and severally, represent and warrant to FIM and covenant with FIM now and as of the date of Closing as follows:

    (a) ORGANIZATION, STANDING AND QUALIFICATION. Each of FIS and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

    (b) AUTHORIZATION, EXECUTION AND DELIVERY OF THIS AGREEMENT. Each of FIS and Buyer has all requisite corporate power and authority and Britt has legal capacity to execute and deliver this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action of each of FIS and Buyer, and this Agreement has been duly and validly executed and delivered by each of FIS, Buyer and Britt. This Agreement, when executed and delivered by all parties hereto, shall constitute a legal, valid and binding obligation of each of FIS, Buyer and Britt, enforceable against each of FIS, Buyer and Britt in accordance with its terms. The execution and delivery by each of Britt, FIS and Buyer of this Agreement and the consummation by each of Britt, FIS and Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificates of Incorporation or Bylaws of each of FIS and Buyer, respectively, (ii) any of the terms, conditions or provisions of any document, agreement or other instrument to which any of Britt, FIS or Buyer is a party or by which any of Britt, FIS or Buyer, respectively, is bound (excluding the Agreements) or by which any of their respective assets are bound, (iii) any Texas or federal law or regulation applicable to any of Britt, FIS or Buyer, respectively, or any of their respective assets, or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on any of Britt, FIS or Buyer, respectively, or any of their respective assets.

    (c) LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding, governmental investigation, or any other claim of damages, or incidents on which any of the above matters could be based, pending or, to the knowledge of Britt, FIS or Buyer, threatened against or affecting any of Britt, FIS, FIM, the Partnership or Buyer, (i) except for those described

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in SCHEDULE 2.2(C) or (ii) that questions or would delay or prevent the completion of the transactions contemplated herein.

    (d) CONSENTS. No consent from, other approval of, or filing with any governmental entity or any other person is necessary to be obtained by any of Britt, FIS or Buyer in connection with the execution, delivery or performance of this Agreement or any other agreement or the consummation of the transactions contemplated hereby, other than those described in SCHEDULE 2.2(D) (which have already been obtained or completed).

    (e) AGREEMENTS. To the knowledge of Britt, FIS and Buyer, the Agreements constitute all of the agreements, leases, evidence of indebtedness, understandings or other contracts (of any nature, written or oral) between FIM and/or SCC and any of Britt, FIS, Buyer, Karren, BMD, Samuel F. Bowen, David G. Miclette, Dennis M. Descant, William G. Bowen, Jr., the Partnership and the spouses of any of the forenamed individuals.

    (f) MISCELLANEOUS. Buyer covenants with FIM that, following the Closing, it shall, as FIS's sole shareholder, take all appropriate action to assure the compliance by FIS with the provisions of this Agreement including, without limitation, FIS's performance of its covenant to pay FIM as promptly as practical following the Closing all amounts which shall be due to FIM under sub-section 1.4 above. To the best of Buyer's knowledge, the Purchase Price for the FIM/FIS Proprietary Interest represents the fair market value of such interest.

    (g) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 2.2(G) are true and complete copies of the unaudited balance sheet of each of FIS, the Partnership and Buyer dated August 31, 1996 (each being an "August Unaudited Balance Sheet") and the unaudited balance sheet of each of FIS, the Partnership and Buyer and the related statement of operations for each of them, respectively, for the nine-month period which commenced September 1, 1996 and ended May 31, 1997 (each being a "May Unaudited Financial", and, together with the August Unaudited Balance Sheets, collectively, the "Unaudited Financial Statements") setting forth, in comparative form, the corresponding figures for the corresponding period of the previous fiscal year, certified on behalf of each of FIS, the Partnership and Buyer, by its respective chief financial officer or tax matters partner, as appropriate. The Unaudited Financial Statements fairly present in all material respects the financial position of each of FIS, the Partnership and Buyer, respectively, as of the dates thereof and the results of operations of each of FIS, the Partnership and Buyer, respectively, for the periods set forth therein, all in conformity with GAAP (subject to normal year-end adjustments), except as specifically noted in any notes thereto.

    (h) LIABILITIES. To the knowledge of FIS and Buyer, there are no liabilities or obligations (including indebtedness of any nature or any guarantee thereof) (whether absolute, accrued, contingent, known or unknown, fixed or otherwise) of any of FIS, the Partnership or Buyer relating to or affecting any of them or any of their respective assets or properties or their respective businesses except: (i) as reflected on their respective May Unaudited Financials, and (ii) those which were incurred by each of them in the ordinary course of their respective business consistent with past

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practice during the period commencing June 1, 1997 and ending on the date hereof
(the "Liabilities"). FIS, the Partnership and Buyer shall discharge in a timely manner or shall make adequate provision for all of the Liabilities. To the knowledge of FIS, none of FIS, the Partnership or Buyer has incurred any liability or obligation (including indebtedness of any nature or guarantee thereof) (whether absolute, accrued, contingent, fixed or otherwise) on behalf or in the name of or in any way related to or affecting FIM or any of its assets or properties or its business.

    (i) CONDUCT OF BUSINESS. Since August 31, 1996, each of FIS, Buyer and the Partnership has conducted its business in the ordinary course, consistent with past practices, and, other than in the ordinary course of business, consistent with past practices, there has not been any (x) delay in the recognition or collection of revenues (including contingent bonuses owed to FIS), (y) increase in the salary, wages or other compensation (including any bonuses, commissions and other payments) of any of their respective partners, officers, employees or consultants or (z) increase in reserves. Since August 31, 1996, none of FIS, the Partnership or Buyer has declared, set aside or paid any dividend or other distribution in respect of their capital stock or other equity interests or directly or indirectly redeemed, purchased or otherwise acquired any such capital stock or other equity interests. Except as disclosed by Schedule 2.2(i) attached hereto, since December 31, 1996, none of FIS, the Partnership or Buyer has paid or accrued any bonuses to any of their respective partners, officers, employees or consultants.

    (j) TAXES. To the knowledge of FIS and Buyer, all Tax Returns (as hereinafter defined) required to have been filed by or with respect to FIS, the Partnership or Buyer have been duly filed, and each such Tax Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. To the knowledge of FIS and Buyer, all Taxes (as hereinafter defined) due and payable by FIS, the Partnership or Buyer, whether or not shown on any Tax Return, have been paid. To the knowledge of FIS and Buyer, the provisions for Taxes due by each of FIS, the Partnership and Buyer in their respective May Unaudited Financials are sufficient for all of their respective unpaid Taxes, being only current Taxes not yet due and payable. To the knowledge of FIS and Buyer, none of FIS, the Partnership or Buyer is a party to any agreement extending the time within which to file any Tax Return. During the preceding five years, no claim has been made and, to the best knowledge of each of FIS, the Partnership and Buyer, no claim has ever been made by a jurisdiction in which each of FIS, the Partnership or Buyer does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. To the knowledge of FIS and Buyer, each of FIS, the Partnership or Buyer has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or due and payable to any employee, creditor, independent contractor, partner or other third party. To the knowledge of FIS and Buyer, there is no dispute or claim concerning any Tax liability of FIS, the Partnership or Buyer either (i) claimed or raised by any taxing authority or
(ii) otherwise known to any of FIS, the Partnership or Buyer. None of FIS, the Partnership or Buyer has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

    For purposes hereof, "Tax" means all federal, state or local net or gross income, gross receipts, net proceeds, sales, use, AD VALOREM, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto. For purposes hereof, "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed with any governmental or regulatory authority for purposes of a particular Tax.

                                      ARTICLE 3

                           OBLIGATIONS OF FIM AFTER CLOSING

    3.1 INDEMNIFICATION BY FIM. Subject to the provisions of this Article 3, FIM agrees to indemnify, defend and hold harmless Buyer and FIS (and their respective directors, officers, employees and affiliates) from and against the following: any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorneys' fees, which arise or result from, or relate to any breach of, or failure by, FIM to perform any of its representations, warranties or covenants contained in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by FIM under this Agreement or which relate to the business of FIM.

    3.2 RELATED INDEMNIFICATION MATTERS. With respect to the indemnities set forth in this Article 3, Buyer or FIS (each a "Seller Indemnitee") shall notify FIM of the existence of any claim, demand or other matter to which any of FIM's indemnification obligations may apply not later than fifteen (15) days after a claim is asserted against a Seller Indemnitee for which it or he may seek indemnity. Each Seller Indemnitee shall cooperate to give FIM a reasonable opportunity to defend the same at FIM's own expense and with counsel reasonably acceptable to the relevant Seller Indemnitee; provided, however, that the relevant Seller Indemnitee shall at all times also have the right to fully participate in the defense at its or his own expense. If FIM shall, within a reasonable time after the foregoing notice, fail to defend reasonably, the relevant Seller Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk of FIM. If the claim is one that cannot by its nature be defended solely by FIM, then the relevant Seller Indemnitee shall make available all information and assistance that FIM may reasonably request.

    3.3 CONTINUING OBLIGATIONS OF FIM. FIM hereby agrees that, from time to time after the Closing, upon the request of Buyer, it shall execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer and take such other action as either of them may reasonably request in order to vest more effectively in Buyer or to put it in possession of FIS or the FIM/FIS Proprietary Interest to be acquired hereunder, or to assure Buyer of the benefits thereof.

                                      ARTICLE 4

                     OBLIGATIONS OF  FIS AND BUYER AFTER CLOSING

    4.1  INDEMNIFICATION BY FIS AND BUYER.  Subject to the provisions of this
Article 4, FIS and Buyer, jointly and severally, agree to indemnify, defend and hold harmless FIM (and its directors, officers, employees, affiliates and assigns (each a "FIM Indemnitee")) from and against any and all claims, demands, losses, expenses, costs, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, (i) which arise, result from, or relate to (A) the Liabilities, (B) any breach of, or failure by Buyer, FIS or Britt to perform any of its or his representations, warranties and covenants, contained in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by FIS, Buyer or Britt under this Agreement or (C) the Agreements (including the termination or modification thereof), (ii) which otherwise relate to or arise out of the business (whether arising before or after the Closing) of FIS, Buyer or Britt, including all claims arising out of resulting from or relating to the Quality Oilfield Products, Inc. litigation or any other litigation described on
Schedule 2.2(c) or (iii) which arise, result from, or relate to any claim by any of Messrs. Karren, Acree or Drew that any of them have any interest in or right to any interest in FIS or Buyer or any affiliate thereof.

    4.2 RELATED INDEMNIFICATION MATTERS. With respect to the indemnities set forth in this Article 4, each FIM Indemnitee shall notify Buyer and FIS of the existence of any claim, demand or other matter to which any of their indemnification obligations may apply not later than fifteen (15) days after a claim is asserted against an FIM Indemnitee for which an FIM Indemnitee may seek indemnity. Each FIM Indemnitee shall cooperate to give Buyer and/or FIS a reasonable opportunity to defend the same at its own expense and with counsel reasonably acceptable to the relevant FIM Indemnitee; provided, however, that any FIM Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. If Buyer or FIS shall, within a reasonable time after the foregoing notice, fail to defend reasonably, the relevant FIM Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk of Buyer or FIS. If the claim is one that cannot by its nature be defended solely by Buyer or FIS, then the relevant FIM Indemnitee shall make available all information and assistance that Buyer or FIS may reasonably request.

    4.3 BOOKS AND RECORDS. Each of Britt, FIS and Buyer shall afford to FIM, its counsel and its accountants reasonable access to the books, records and other data relating to FIS in its or his possession or in the possession of any of its or his affiliates with respect to periods prior to the date hereof and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by FIM in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental authority or (iv) any actual or threatened action or proceeding. Each of Britt, FIS and Buyer further agrees that, for a period extending until the end of all tax statute of limitations relating to FIS, it or he shall not destroy or otherwise dispose of any such books, records and other data unless it or he shall first offer in writing to surrender such books, records and other data to FIM.

                                      ARTICLE 5

                                       GENERAL

    5.1 FINDER'S OR BROKER'S FEES. Each of the parties represents that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. FIM, on the one hand, and Britt, FIS and Buyer, jointly and severally, on the other hand, each agrees to indemnify, defend and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee payable or alleged to be payable because of any act, omission or statement of the indemnifying party.

    5.2 EXPENSES. Each of Buyer, Britt and Karren, on their own behalf and on behalf of FIS and BMD, on the one hand, and FIM, on the other, agrees to pay all legal costs and other expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

    5.3 EFFECT OF HEADINGS. The subject headings of the Sections and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

    5.4 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    5.5 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    5.6 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

    5.7 BINDING EFFECT; ASSIGNMENT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party hereto without the consent of each other party hereto; provided, however, (i) FIM may assign any or all of its rights, interests or obligations hereunder to (x) SCC or to Security Capital Insurance Group, Inc. or another affiliate (by operation of law or otherwise) and/or (y) in connection with or related to either (A) a sale of the capital stock of FIM or (B) a transfer of its managing agent license, (ii) FIM may direct that any payment due it hereunder be paid directly to SCC or to Security Capital Insurance Group, Inc. or another affiliate and (iii) if FIS shall, after the closing, be liquidated and dissolved, merged, consolidated or otherwise cease to exist as a juridical entity, (x) all rights of and remedies available to FIS hereunder shall inure to the benefit of and be enforceable by, and (y) all obligations of FIS hereunder shall be assumed by and enforceable against, such person or persons who shall be the assigns or successors in interest to FIS.

    5.8 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To FIM at:

Foster Insurance Managers, Inc.
c/o Capital Partners, Inc.
One Pickwick Plaza, Suite 310
Greenwich, CT 06830
Attention: A. George Gebauer

To Buyer, FIS or Britt at:

Bowen, Miclette, Descant & Britt, Inc.
1111 N. Loop West, Suite 400
Houston, TX 77008
Attention: Edward G. Britt, Jr.

Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

    5.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.

    5.10 LITIGATION. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it, he or they may be entitled.

    5.11 FURTHER ASSURANCES. At any time or from time to time after the date hereof, FIM, FIS, Britt or Buyer shall at the request of any party hereto, and at such party's expense, execute and deliver any further instruments or documents and take all such further action as such party reasonably may request in order to consummate and make effective the transactions effected pursuant to this Agreement.

    5.12 SEVERABILITY. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

    5.13 KARREN'S CONSENT. For good and valuable consideration, the receipt of which is hereby acknowledged by Karren, Karren hereby consents to the transactions contemplated by this Agreement and releases FIM, FIS and their respective affiliates other than Buyer and Britt from any claim that Karren may have in contract or otherwise to receive any ownership interest in FIS or Buyer or any consideration in lieu thereof.

    IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the day and year first written above.

                             BMD&B, Inc., formerly known as
                             BOWEN, MICLETTE, DESCANT & BRITT, INC.


                             By:/s/ David G. Miclette
                                ---------------------
                                  David G. Miclette, President


                             /s/ Edward G. Britt, Jr.
                             ------------------------
                             EDWARD G. BRITT, JR. (individually)


                             /s/ Patricia C. Britt
                             ---------------------
                             PATRICIA C. BRITT

                             /s/ Larry M. Karren
                             ---------------------
                             LARRY M. KARREN


                             FOSTER INSURANCE SERVICES, INC.


                             By:/s/ Edward G. Britt, Jr.
                                ------------------------
                                  Edward G. Britt, Jr., President


                             FOSTER INSURANCE MANAGERS, INC.


                             By:/s/ A. George Gebauer
                                ------------------------
                                  Name:  A. George Gebauer
                                  Title: President

                                   SCHEDULE 2.1(D)
                                     FIM CONSENTS




                                         None

                                   SCHEDULE 2.2(C)
                                      LITIGATION

                                   SCHEDULE 2.2(D)
                            BRITT, FIS BUYER AND CONSENTS




                                         None

                                   SCHEDULE 2.2(G)
                                 FINANCIAL STATEMENTS

                                                      Exhibit A
                                                      to Purchase
                                                      AGREEMENT


                             BILL OF SALE AND ASSIGNMENT


    This Bill of SALE AND ASSIGNMENT ("Bill of Sale"), dated as of July 3, 1997, is from Foster Insurance Managers, Inc., a Texas corporation ("FIM"), to BMD&B, Inc., formerly known as Bowen, Miclette, Descant & Britt, Inc., a Texas corporation ("Buyer").

                                     WITNESSETH:

    WHEREAS, Buyer, FIM and others have entered into that certain Purchase Agreement (the "Purchase Agreement"), pursuant to which FIM has agreed to sell and assign to Buyer and Buyer has agreed to acquire all of FIM's beneficial right, title and interest in and to Foster Insurance Services, Inc. ("FIS"), a Texas corporation.

    NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

    1. TRANSFER OF SELLER'S INTEREST IN FIS. For value received, the adequacy and receipt of which are hereby acknowledged, FIM hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, to have and to hold forever, all of FIM's beneficial right, title and interest in and to FIS, including, but not limited to, all of FIM's interest in the capital stock of FIS (the "FIM/FIS Proprietary Interest").

    2. POWER OF ATTORNEY. FIM hereby constitutes and appoints Buyer as its true and lawful attorney, with full power of substitution, for FIM in FIM's name, place and stead, but on behalf of and for the benefit of Buyer to do all things necessary to perfect the transfer to Buyer of the FIM/FIS Proprietary Interest.

    3. FURTHER ASSURANCES. From time to time hereafter and without further consideration, Seller shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as Buyer may reasonably request in order to more effectively convey and transfer to Buyer the FIM/FIS Proprietary Interest sold to Buyer hereunder or as shall be reasonably necessary or appropriate in connection with carrying out FIM's obligations hereunder or the purposes of this Bill of Sale and Assignment.

    4. COUNTERPARTS. This Bill of Sale may be executed in counterparts each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same Bill of Sale.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale as of the date first above written.


                             FOSTER INSURANCE MANAGERS, INC.



                             By:
                                ----------------------------------
                                  Name:  A. George Gebauer
                                  Title:
                                         -------------------------

                                          2